EXHIBIT 99.2:

AMENDMENT TO EXECUTIVE RETIREMENT SUPPLEMENT AGREEMENT

(Executive: Wm. Michael Warren, Jr.)

THIS AMENDMENT is made and entered into effective as of December 13, 2006, by ENERGEN CORPORATION, an Alabama corporation (the “Company”) and the above-referenced Executive. The Company and the Executive are parties to an Executive Retirement Supplement Agreement (the “Agreement”), as most recently amended by Addendum dated October 25, 2000.

Section 2.3 of the Agreement is hereby amending by redesignating subsection (e) as subsection (f) and adding the following new subsection (e).

(e) If the Executive dies on or after the later of January 1, 2007 or the Severance Date, any payments not yet made pursuant to Section 2.5(c) or (d) shall be payable at the time provided in Section 2.5(c) or (d), as applicable, to the Executive’s estate and no Supplemental Spouse’s Retirement Benefit shall be payable to the surviving Spouse, if any.

Section 2.5 of the Agreement is hereby amended by adding subsections (c) and (d) as follows:

(c) Notwithstanding anything contained herein to the contrary, in the event of the Executive’s Retirement on or after January 1, 2007, in lieu of the Supplemental Retirement Benefit to which the Executive will otherwise become entitled under Section 2.2 hereof, Executive shall, subject to subsection (d) below, receive five equal installment payments. The first of such payments shall commence on the first day of the seventh month following the Executive’s Retirement. The remaining installments shall be paid on January 15th of each of the four calendar years beginning with the calendar year following the year in which the first installment payment is made. The amount of each such installment payment shall be determined as follows:

(i)	first, the amount that the Executive would have received if the payment were made as of the first day of the month coincident with or next following the Executive’s Retirement, in the form of a lump sum equal to the Present Value, as of such date, of the Supplemental Retirement Benefit shall be determined;

(ii)	second, the interest rate used to determine Present Value in (i) above shall be applied to determine the value of each such installment, such that the Present Value of the installments to be made hereunder equals the lump sum determined pursuant to (i) above.

(d) In the event a Change of Control of the Company, as hereinafter defined, shall occur prior to the payment of all installment payments provided for in subsection (c) above, any remaining unpaid installments shall be aggregated and (without adjustment for early payment) shall be paid in a lump sum as promptly as practicable following such change of control. For purposes of this subsection (d) “Change in Control” means the occurrence of any one or more of the following:

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13(d)-3 promulgated under the Exchange Act) of 35% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (1) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company shall not constitute a Change in Control;

(ii)	Individuals who, as of October 1, 1999, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company (the “Board of Directors”); provided, however that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(iii)	Consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets, of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination;

(iv)	Notwithstanding anything contained herein to the contrary, an event shall not constitute a Change of Control if such event would not constitute a “change in the ownership or effective control” of the Company pursuant Section 409A(a)(2)(a)(v) of the Code or the regulations issued thereunder.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer, all as of the day and year first above written.

ENERGEN CORPORATION

By:
Its Vice President – Human Resources and Administration

Acknowledged and Agreed:

Wm. Michael Warren, Jr.

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